EXHIBIT 99.1
SUN HYDRAULICS
Moderator: Mr. Richard Arter
August 10, 2005
1:30 p.m. CT

Operator:	Good day and welcome, everyone, to this Sun Hydraulics second quarter 2005 financial results conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Richard Arter. Please go ahead.

Richard Arter:	Thank you, Steve. Good afternoon and thanks for joining us to listen to Sun Hydraulics’ second quarter 2005 financial results conference call.

With me are Dick Dobbyn, Sun’s CFO, and Tricia Fulton, Corporate Finance. Allen Carlson will not be able to join us for today’s call. Once we have finished our prepared statements, we will open the lines for questions and answers.

Before we begin, please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterday’s press release.

It is now my pleasure to introduce Dick Dobbyn.

Dick Dobbyn:	Thank you, Rich. Good afternoon, everyone. Business conditions in the second quarter helped to produce strong sales and record earnings. Our earnings continue to be bolstered by the high level of productivity throughout the company. Revenues continue to grow, being driven by our delivery performance, the Sun Web site, our global distributors, sales of valve packages, and electrically actuated cartridges.

In June, we secured an equity position in WhiteOak Controls, which designs and produces complementary electric control products. We are working together with WhiteOak to develop electronic products that will enhance our next generation of valve package offerings.

We are pleased that our performance has resulted in our inclusion in this year’s Russell 2000 Index. This helps improve the visibility of Sun Hydraulics as an attractive, long-term investment to the investment community.

Our financial performance and third quarter outlook will now be discussed by Tricia. Thank you.

Tricia Fulton:	Thanks, Dick. Second quarter net sales were up 17 percent to $31 million compared to Q2 last year, net income of $3.5 million compared to $2.6 million in 2004, and basic and diluted earnings per share increased to 33 and 32 cents, respectively, versus 25 cents for last year. All EPS information reflects the 50-percent stock dividend issued to shareholders of record as of June 30th and paid on July 15th.

Growth continued in the North American manufacturing sector with sales up 18 percent, shipments within the US were up 18 percent, and Canadian shipments were up 28 percent.

European sales increased 20 percent to $8.7 million. Sales in Germany were 21 — up 21 percent, France eight percent, and the UK five percent. We also saw significant increases in Finland, Italy, Ireland, and the Netherlands. Asian sales increased 21 percent to $4.5 million led by domestic sales in Korea and China.

Gross profit was up 20 percent to just over $10 million compared to $8.4 million in Q2 last year. Gross profit as a percentage of net sales increased to 33 percent compared to 32 percent. Gross profit increases related to higher sales volumes were offset by increased material costs of parts and raw materials, mainly in the US.

Sales, engineering, and administrative expenses in Q2 were $4.5 million, an eight-percent increase over 2004. The increase was due primarily to higher audit fees, including Sarbanes-Oxley 404 compliance, personnel related expenses, and costs for a biannual European tradeshow. As Dick stated, we made an equity investment in WhiteOak Controls by acquiring 40 percent of the company for an acquisition price of $400,000. The majority of the investment will be capitalized as developed technologies and will be amortized over a period of 10 years.

The company announced a 50-percent stock dividend to shareholders of record on June 30th, payable on July 15th. For every two shares of Sun stock owned, shareholders received one additional share. A cash dividend of five cents per share was also issued on the new total shares outstanding after the stock dividend.

Net cash from operations was $8.5 million, up $2.5 million from last year. The increase was primarily due to the increase in net income. Days sales outstanding increased slightly from 33 to 34 compared to Q2 last year and inventory turns remain steady at 11.

Looking forward, sales for the third quarter are projected to be $28 million, a 20-percent increase over Q3 last year. Net income per shares is expected to be 24 to 27 cents compared to 18 cents in Q3 last year.

Sun’s business is seasonal. We generally see increased sales during the second quarter of the year, largely as a result of the order patterns of our customers; therefore, our second quarter net sales, income from operations, and net income historically are the highest of any quarter during the year with the third quarter looking similar to the first quarter.

We’re in the process of finalizing new loan documents related to refinancing of our existing debt. Our strong balance sheet allows the new credit facility of $35 million to give us long-term flexibility coupled with a favorable rate structure and covenants. Non-recurring financing costs of $200,000 related to our current debt will be written off in Q3 when the new facility is in place. We anticipate that we will pay down a substantial portion of the debt in the US when we close on the new line of credit. We are accelerating capital expenditures for the year from $5 to $7 million to increase capacity in anticipation of continued future growth.

Thank you — Rich.

Richard Arter:	OK, Steve, if you would, we’d like to open the lines for questions now.

Operator:	Thank you. To ask a question, press the star key followed by the digit one on your touch-tone telephone. Please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one for questions and we’ll pause just a moment.

We’ll go to Michael Chandra, Robert W. Baird.

Michael Chandra:	Good afternoon.

Richard Arter:	Hello, Michael.

Dick Dobbyn:	Hi, Michael.

Michael Chandra:	Hi. From your comments in the first quarter call, you mentioned that the April weekly order rates were slowing slightly relative to March. Did that continue in May and June or did it pick up as the quarter progressed?

Tricia Fulton:	It picked up a little bit going forward into May. It slowed down a little in June. But they’re all about the same. We aren’t really seeing a big increase or a decrease in the order rates.

Michael Chandra:	OK, and is it the mobile that continues to be stronger than industrial, I take it?

Tricia Fulton:	We don’t — we can’t really see that.

Michael Chandra:	Yes, OK.

Tricia Fulton:	We don’t have a view of the end user.

Michael Chandra:	I see, and how about, you know, your — almost two weeks into August, how were July and now the first part of the August doing compared to the second quarter?

Tricia Fulton:	The July order rates are flat to June and also to the Q1 order rate.

Michael Chandra:	OK, and how about so far in August?

Tricia Fulton:	About the same. We have just a couple of weeks in there.

Michael Chandra:	OK, you know, we mentioned, yes, also during last call that you were going to take a poll of some of your distributors to see how inventory levels were doing. Did you guys go ahead with that? And if so, what were the results?

Tricia Fulton:	Yes, we did go ahead with that and inventories at the distributor level are flat.

Michael Chandra:	They’re flat, OK. OK. You know, in regards to your WhiteOak, you know, equity investment, you know, is that normal for you guys to take an equity investment in companies you’re interested in, you know, acquiring their technology? Or is that a new method?

Dick Dobbyn:	I think it’s really a new approach for us. The only other equity position we have is in a joint venture in China

Michael Chandra:	OK.

Dick Dobbyn:	... and that was really to get product into China, not for technology or production capabilities. So I’d say this is kind of a first for us.

Michael Chandra:	OK, I noticed you guys added them to your Web site. Is that, you know, part of the agreement that, you know, you sell their products through the Web site and they, you know, in turn, you know, help you develop some of the new technology for your products or

Dick Dobbyn:	We thought of having an agreement that that’s just specific that we’re going to help WhiteOak get their products to the market in a variety of different ways.

Michael Chandra:	OK, through your distributor network, I guess, as well, then?

Dick Dobbyn:	Sure.

Michael Chandra:	OK, OK. Yes, that’s good for me for now.

Dick Dobbyn:	Thank you, Michael.

Tricia Fulton:	Thanks.

Operator:	We’ll go next to Brian Rafan, Morgan Dempsey Capital.

Brian Rafan:	Good afternoon, guys.

Male:	Hello, Brian.

Male:	((inaudible))

Brian Rafan:	A question for you on the — you had made in your statement that you were accelerating cap ex from $5 million to $7. Machinery, build-out at Manatee, what specifically — does the brick and mortar — give us kind of a sense as to what that’s going to fund.

Tricia Fulton:	It’s machinery and equipment in actually all of our locations but there is a large part of it that’s in the US that we have accelerated for machinery in both of the locations here in Sarasota.

Brian Rafan:	OK, relative to — what are you guys running now, as we’re here in August, relative to your labor rates? How many shifts are you running? What — you’re working Saturdays and kind of give us a — is it a standard hourly shift and what kind of percentage of overtime you’re running.

Dick Dobbyn:	We’re running — you know, our base is four 10-hour days and I’d say we’ve got a large number of people now working on Fridays and we’ve also gone to a — to a weekend shift. In other words, a short shift. From Friday to Sunday, we work 12 hours a day and that’s given us a boost in capacity also and we trying it out and it’s working pretty well. So

Brian Rafan:	OK, and that’s, you said, a 12-hour day, Dick, on Friday to Sunday?

Dick Dobbyn:	Yes.

Brian Rafan:	OK, do you guys run — so you’re running just one four-to-eight 10-hour shift. You’re not running a second shift during the week.

Dick Dobbyn:	Well, we run a second shift during the week but it’s not by any means fully staffed and I want to clarify that the three 12-hour day is just in certain departments.

Brian Rafan:	Just in certain departments. OK, can you give us a sense — I know you’re not going to give us the number but what kind of has been your dynamic relative to commodity prices as we’re kind of entering here the third quarter? Have they flattened? Are they — are they up a percentage? Where are we kind of year-over-year?

Dick Dobbyn:	We’re anticipating that we’re kind of done with the — seeing the price increases of the steel and aluminum and so we think it’s going to be flat third and fourth quarter.

Brian Rafan:	OK, can you give us a sense as to what your Sarbanes-Oxley 404 fees were? Can you break those out at all? Or maybe give us a sense as to what they might be for the year?

Tricia Fulton:	We’re anticipating for the year they will be about $500,000 in total. We have them spread over the year $125,000 a quarter.

Brian Rafan:	OK, OK. You also talked about in the past relative to having your customers be much more proactive in using your Web site for, you know, engineering specifications, how is that whole process going as far as using the Web site as kind of a distribution channel?

Dick Dobbyn:	It’s a gold mine for us, Brian. It really solves a difficult marketing problem for us because it allows us to reach all markets and the configuration process is going quite well where customers can come in and configure standard products, cartridges, and manifolds on the Web, get pricing, get documentation, get drawings that they could then use in their own (cam) systems.

Brian Rafan:	OK, that’s good for me. Thanks, guys.

Dick Dobbyn:	Thank you.

Tricia Fulton:	Thanks.

Operator:	We’ll go next to Ken Farsalas, Oberweis.

Ken Farsalas:	Good afternoon, guys. How are you?

Male:	Good. How are you, Ken?

Ken Farsalas:	Fine. Thank you. Can you just give me an idea what the orders were for the quarter? I don’t know if I missed that in your opening remarks.

Dick Dobbyn:	We generally don’t comment on the orders because our delivery cycle is so short, Ken. It’s like, you know, four to six weeks. So, basically, our orders are our sales except when we’re coming out of the quarter, as we commented, what July looks like. But other than that, we don’t. There’s never much of a disparity between the orders and the sales.

Ken Farsalas:	OK. Thank you.

Dick Dobbyn:	You bet.

Operator:	As a reminder, press star one for questions. We have a follow-up question. Michael Chandra, Robert W. Baird.

Michael Chandra:	Just a couple more housekeeping questions. What did currency contribute to second quarter sales?

Tricia Fulton:	About $250,000.

Michael Chandra:	$250,000, OK, and how do you guys internally handle forecasting currency? You know, with the dollar strengthening relative to the Euro and pound, how do you guys treat that?

Tricia Fulton:	Actually, I think I just gave you the wrong answer on the sales. You asked

Male:	((inaudible))

Tricia Fulton:	... what the effect on sales was?

Michael Chandra:	Yes, currency effect on sales.

Tricia Fulton:	Yes, it was about a three-percent difference with and without the currency affect.

Michael Chandra:	Three percent, OK. Still a benefit in

Tricia Fulton:	Yes.

Michael Chandra:	... the quarter? OK.

Tricia Fulton:	What was your other question? I’m sorry.

Michael Chandra:	How do you guys internally forecast, you know, interest rates? You know, how do you bake it into your numbers?

Dick Dobbyn:	You mean exchange rates?

Michael Chandra:	Exchange rates. Excuse me. Yes.

Dick Dobbyn:	Yes, we basically don’t.

Michael Chandra:	OK, you just take the — at the — you know, say, the July exchange rate and use that, you know, for your forecast?

Tricia Fulton:	Yes.

Dick Dobbyn:	Right. We kind of assume that it’s going to be what it is when we forecast.

Michael Chandra:	I see.

Dick Dobbyn:	Yes.

Michael Chandra:	OK, now, also for — you know, the next two quarters, do you see growth in your international segments outpacing the US or vice versa? I mean, where do you see the growth coming from and what’s driving growth in either region?

Dick Dobbyn:	You know, I think for the — for the third quarter, which we’ve forecast and we — you know, we don’t dare go out further than that at the moment, basically, we’re pretty strong across the board just like the second quarter.

Michael Chandra:	Strong customer, OK.

Dick Dobbyn:	Yes, there’s just less of it because the second quarter’s always the biggest quarter for us everywhere.

Michael Chandra:	I see. OK. Thank you.

Dick Dobbyn:	You bet.

Operator:	And we’ll go to Brian Rafan, Morgan Dempsey Capital.

Brian Rafan:	Yes, a question for you, Dick. Are you guys seeing — and I know you kind of look at this anecdotally — are you getting any sense — you know, your end markets certainly are very fragmented in mobile and industrial. Do you get any sense from markets that are either accelerating or deteriorating?

Dick Dobbyn:	I can talk about accelerating but not on the basis of anecdotal because it is just hearsay. But in this case, the hearsay seems to be backed up by some kind of macro statistics and that is that — I mean, obviously, the PMI, the purchasing managers index, was up again this month. That’s good — or the past month. That’s good. Capacity utilization improving and durable goods orders improving, and within that, you know, the whole construction equipment business is improving quite a bit and also energy related and mining

Brian Rafan:	OK.

Dick Dobbyn:	... is quite strong.

Brian Rafan:	OK, OK. Relative to your addition of machinery equipment than your cap ex program, in addition to what you guys have added, certainly the shift you talked about on Friday to Saturday, where would you kind of be — and I know this is a real tough calculation — where would you kind of be running capacity utilization-wise? Or if you can’t answer that, what might the incremental capacity be when you add that machinery plus what the shift’s running on Friday to Saturday?

Dick Dobbyn:	I’m not — I’m not sure we can — we can pinpoint it. I mean, I can — we can talk generally about capacity but to pinpoint exactly what those machines will do for us as like a percentage or something

Brian Rafan:	Right, right.

Dick Dobbyn:	... I don’t think we can do that, you know. I mean, we’re working hard and we’re working a lot of overtime but we’re in no way out of capacity. I mean, we’ve got — we’re bringing people in, we could start sending more out, so, you know, we’re sweating a bit but we’re certainly not, you know — you know, not totally clogged up. So

Brian Rafan:	Sure.

Dick Dobbyn:	... I think we’re handling it pretty well.

Brian Rafan:	Well, that’s a good problem. So that’s — relative to your hiring, what’s kind of been your pace? You had great leverage on your SG&A line. What are you guys seeing as far as hirers? Is the talent pool out there in Sarasota, or is it getting more difficult, or is the labor more elastic to higher prices, you having to pay more? Kind of give us a sense.

Dick Dobbyn:	I think we’re able at this time to get pretty good people and pay a competitive wage and our stick is to have very good benefits encouraging people to stay for the long term. So, you know, I think we’re doing OK. We don’t see a shortage; we don’t see a skyrocketing demand for wages, and that sort of thing.

Brian Rafan:	OK. Hey, ((inaudible)) you’re obviously — your call to your attention’s been pretty high, you don’t see people coming to you guys to pick off your — you know, your talented or your educated labor?

Dick Dobbyn:	No.

Richard Arter:	No.

Dick Dobbyn:	We don’t see that at all.

Brian Rafan:	OK, Dick, what are you seeing relative to healthcare rates as you guys — and I’m trying to remember if you were self-insured or if you have an insurance carrier with your health plan.

Dick Dobbyn:	We have — we’re self-insured with — I’m talking now just in the US — and we entered into a two-year contract. So, basically, we’re having pretty good experience and we’re probably doing better than what I hear from other people. So ...

Brian Rafan:	OK.

Dick Dobbyn:	... it’s quite a big jump for us.

Brian Rafan:	OK, relative to your top-line sales growth, what’s been the pricing environment and your ability to pass on pricing? Obviously, you have a lot of custom sets. Is it more still primarily a unit volume, market-driving sales?

Dick Dobbyn:	Yes.

Male:	Yes.

Dick Dobbyn:	Yes, we — you know, we put in a rather modest price increase in January and we haven’t done anything else since. And so we really don’t know what would happen if we did increase prices, but so far, we’re doing fine.

Brian Rafan:	OK. Thanks, guys.

Dick Dobbyn:	You bet. Thank you.

Operator:	Having no further questions, I’d like to turn the conference back over to management for any additional or closing comments.

Richard Arter:	Well, we’d like to — we’d like to thank you all for listening; those of you out there who are listening and also the people that joined in on the question-and-answer portion of the call. Thanks for joining us and we’ll see you next quarter.

Operator:	This does conclude today’s conference. Thank you for your participation. You may now disconnect.
END